Filed pursuant to Rule 424(b)(2)
Registration No. 333-141982

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	32,200,000	$14.35	$462,070,000	$18,159.35

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares to cover over-allotments.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee is being offset with $18,159.35 of $35,706 previously paid with respect to the unsold portion of the $988,250,000 aggregate initial offering price of securities that were previously registered under registration statement No. 333-114645, which was filed on April 20, 2004 by Duke Capital LLC and has been terminated. In accordance with Rule 457(p), such unutilized filing fee may be applied to the filing fee payable pursuant to the registration statement related to this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 2008)

28,000,000 Shares

Spectra Energy Corp

Common Stock

We are offering 28,000,000 shares of common stock to be sold in this offering. Our common stock is listed on the New York Stock Exchange under the symbol “SE.” On February 10, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $14.65 per share.

Investing in the common stock involves risks that are described in the “Risk Factors ” section beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$14.35	$401,800,000
Underwriting discount	$.4305	$12,054,000
Proceeds, before expenses, to us	$13.9195	$389,746,000

The underwriters may also purchase up to an additional 4,200,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about February 13, 2009.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Stanley	UBS Investment Bank

Co-Managers

Deutsche Bank Securities	Wachovia Securities	SunTrust Robinson Humphrey

J.P.Morgan	Macquarie Capital Markets North America Ltd.

The date of this prospectus supplement is February 10, 2009.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE: Please read “Underwriting” in this prospectus supplement for important information.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and other similar expressions. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, those factors set forth in the section entitled “Risk Factors” and the section captioned “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which has been filed with the Securities and Exchange Commission, or the SEC, and is incorporated by reference into this prospectus supplement, as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, which can affect the long-term demand for natural gas and related services;

•	potential effects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•

results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets during the periods covered by the forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer you for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-10 of this prospectus supplement and the section captioned “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which has been filed with the SEC and is incorporated by reference into this prospectus supplement, for more information about important risks that you should consider before making a decision to purchase any shares of common stock in this offering. The information presented in this prospectus supplement assumes that the underwriters do not exercise their overallotment option, unless otherwise indicated. References to “Spectra,” “us,” “we,” “our,” and like terms refer to Spectra Energy Corp together with its subsidiaries and unconsolidated affiliates.

Spectra Energy Corp

We own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For close to a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We operate in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. Based in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada and the Pacific Northwest in the United States and Canada, and in the province of Ontario, Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. We also have a 50% ownership interest in DCP Midstream, LLC, or DCP Midstream, one of the largest natural gas gatherers and processors in the United States, based in Denver, Colorado. Our business includes an 84% equity interest in Spectra Energy Partners, LP, or Spectra Energy Partners, a natural gas infrastructure master limited partnership. Spectra Energy Partners is a separate, publicly traded entity which trades on the New York Stock Exchange under the symbol “SEP.”

Our natural gas pipeline systems consist of approximately 18,300 miles of transmission pipelines. For 2008, our proportional throughput for our pipelines totaled 3,733 trillion British thermal units, or TBtu, compared to 3,642 TBtu in 2007. These amounts include throughput on wholly owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not wholly owned. Our storage facilities provide approximately 272 billion cubic feet, or Bcf, of storage capacity in the United States and Canada.

Business Strategy

Our primary business objective is to provide value-added, reliable and safe services to customers, which we believe will create opportunities to deliver increased earnings and dividends per share to our stockholders. We intend to accomplish this objective by executing the following overall business strategies:

•	Deliver on 2009 financial commitments.

•	Enhance and solidify our profile and position as a premier natural gas infrastructure company.

•	Develop new opportunities and projects that add long-term stockholder value.

•	Enhance core competencies of customer service, reliability, cost management and compliance.

•	Build on our high-performance culture by focusing on safety, diversity, inclusion, leadership and employee development.

•

Continue to focus on the future. We must be able to quickly change course when opportunities present themselves in order to be the effective and proactive partner that our customers expect — and the industry leader that we aspire to be.

Through the continued execution of these strategies, we expect to grow and strengthen the overall business, capture new growth opportunities and deliver value to our stakeholders.

Our Businesses

We manage our business in four reportable segments: U.S. Transmission, Distribution, Western Canada Transmission & Processing, and Field Services. The remainder of our business operations is presented as “Other” and consists of unallocated corporate costs, wholly owned captive insurance subsidiaries, employee benefit plan assets and liabilities, and other miscellaneous activities. The following sections describe the operations of each of our businesses.

U.S. Transmission

Our U.S. Transmission business provides transportation and storage of natural gas for customers in various regions of the northeastern and southeastern United States and the Maritime Provinces in Canada. Our U.S. pipeline systems consist of more than 13,800 miles of transmission pipelines with six primary transmission systems: Texas Eastern Transmission, LP, or Texas Eastern; Algonquin Gas Transmission, LLC, or Algonquin; East Tennessee Natural Gas, LLC, or East Tennessee; Maritimes & Northeast Pipeline, LLC and Maritimes & Northeast Pipeline Limited Partnership, or collectively, Maritimes & Northeast Pipeline; Gulfstream Natural Gas System, LLC, or Gulfstream; and Southeast Supply Header, LLC, or SESH, which began operations in September 2008. The pipeline systems in our U.S. Transmission business receive natural gas from major North American producing regions for delivery to their respective markets. U.S. Transmission’s proportional throughput for its pipelines totaled 2,218 TBtu in 2008 compared to 2,202 TBtu in 2007. This includes throughput on wholly owned pipelines and its proportional share of throughput on pipelines that are not wholly owned. A majority of contracted transportation volumes are under long-term firm service agreements. Interruptible transportation services are provided on a short-term or seasonal basis. U.S. Transmission provides storage services through Saltville Gas Storage Company, L.L.C., or Saltville, Market Hub Partners Holding’s, or Market Hub’s, Moss Bluff and Egan storage facilities, and Texas Eastern’s facilities. In the course of providing transportation services, U.S. Transmission also processes natural gas on its Texas Eastern system. Demand on the pipeline systems is seasonal, with the highest throughput occurring during colder periods in the first and fourth calendar quarters.

Distribution

We provide distribution services in Canada through our subsidiary, Union Gas Limited, or Union Gas. Union Gas owns pipeline, storage and compression facilities used in the transportation, storage and distribution of natural gas. Union Gas’ system consists of approximately 37,000 miles of distribution main and service pipelines. Union Gas’ underground natural gas storage facilities have a working capacity of approximately 155 Bcf in 21 underground facilities located in depleted gas fields. Its transmission system consists of approximately 3,000 miles of high-pressure pipeline and six mainline compressor stations.

Western Canada Transmission & Processing

Our Western Canada Transmission & Processing business is comprised of the BC Pipeline and BC Field Services operations, the Midstream operations and the natural gas liquids, or NGL, marketing operations.

BC Pipeline and BC Field Services provide natural gas transportation and gas gathering and processing services. BC Pipeline is regulated by Canada’s National Energy Board, or NEB, under full cost of service regulation, and transports processed natural gas from facilities primarily in northeast British Columbia to markets in the lower mainland of British Columbia and the U.S. Pacific Northwest. The BC Pipeline has approximately 1,800 miles of transmission pipeline in British Columbia and Alberta, as well as 18 mainline compressor stations. Throughput for the BC Pipeline totaled 615 TBtu in 2008 compared to 596 TBtu in 2007.

The BC Field Services business, which is regulated by the NEB under a “light-handed” regulatory model, consists of raw gas gathering pipelines and gas processing facilities, located primarily in northeast British Columbia. These facilities provide services to natural gas producers to remove impurities from the raw gas stream including water, carbon dioxide, hydrogen sulfide and other substances. Where required, these facilities also remove various NGLs for subsequent sale. The BC Field Services business includes five gas processing plants located in British Columbia, 17 field compressor stations and approximately 1,500 miles of gathering pipelines. The Midstream business provides similar gas gathering and processing services in British Columbia and Alberta and consists of 11 natural gas processing plants and approximately 600 miles of gathering pipelines.

The Empress NGL marketing business provides NGL extraction, fractionation, transportation, storage and marketing services to western Canadian producers and NGL customers throughout Canada and the northern tier of the United States. Assets include, among other things, a majority ownership interest in an NGL extraction plant, an integrated NGL fractionation facility, an NGL transmission pipeline, seven terminals where propane, butane and condensate are loaded for shipping or transferred into product sales pipelines, two NGL storage facilities and an NGL marketing and gas supply business. The Empress extraction and fractionation plant is located in Empress, Alberta.

Field Services

Field Services consists of our 50% investment in DCP Midstream, which is accounted for as an equity investment. DCP Midstream gathers and processes natural gas, and fractionates, markets and trades NGLs. ConocoPhillips owns the remaining 50% interest in DCP Midstream.

DCP Midstream operates in 29 states in the United States. DCP Midstream’s gathering systems include connections to several interstate and intrastate natural gas and NGL pipeline systems and one natural gas storage facility. DCP Midstream gathers raw natural gas through gathering systems located in nine major natural gas producing regions: Mid-Continent, Rocky Mountain, East Texas-North Louisiana, Barnett Shale, Gulf Coast, South Texas, Central Texas, Antrium Shale and Permian Basin. DCP Midstream owns or operates approximately 60,000 miles of gathering and transmission pipe, with approximately 38,000 active receipt points.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. We were incorporated in 2006 and are a Delaware corporation. Our telephone number is (713) 627-5400.

Corporate Structure

Our Business Segments

Percentages indicate our ownership interest in less than wholly owned entities.

Recent Developments

2008 Results

Throughout 2008, we continued to execute on the strategies and objectives we outlined for our stockholders. These included exceeding our earnings objectives and the execution on significant capital expansion plans that underlie our growth objectives. On February 5, 2009, we reported our unaudited financial results for the quarter and year ended December 31, 2008. We reported 2008 net income of $1.13 billion, or $1.81 diluted earnings per share, an increase from net income of $957 million, or $1.51 diluted earnings per share, for 2007. Operating revenues in 2008 were $5.07 billion compared to $4.70 billion in 2007. The annual results for 2008 reflect strong earnings and sound operating performance from all underlying businesses. We benefited from expansion projects placed into service in both 2007 and 2008 and higher commodity prices during the year. We also reported fourth quarter 2008 net income of $171 million, or $0.28 diluted earnings per share, compared to net income of $291 million, or $0.46 diluted earnings per share, for the fourth quarter of 2007. Fourth quarter 2008 operating revenues were $1.26 billion compared to $1.39 billion for the fourth quarter of 2007. The quarterly results reflect lower commodity prices, a lower Canadian dollar and a $44 million charge ($30 million after-tax) for an impairment of our Islander East project caused by adverse legal rulings and unfavorable economic conditions.

During 2008, we invested approximately $1.5 billion in expansion capital, representing the successful completion of our 2008 expansion plans, with returns on these projects expected to be slightly above our targeted 10% to 12% range. At year end, we had total debt of $10.05 billion, stockholders’ equity of $5.54 billion and minority interest of $695 million, with a debt-to-total capitalization ratio of 62%.

2009 Capital Budget

As we execute on our strategic objectives around organic growth and expansion projects, expansion capital could range from $500 million to $1 billion per year over the next few years. The timing and extent of these expenditures are likely to vary significantly from year to year, depending primarily on general economic conditions and market requirements. We project our expansion capital for 2009 to be approximately $500 million, which reflects a reduction of approximately $300 million from previous estimates. The reduction is largely in response to our customers’ needs in the current market environment. Declines in general market conditions in late 2008 have continued in 2009, and we will continue to monitor market requirements and adjust our long-term plans accordingly. In addition, we expect to place approximately $650 million of major projects into service during 2009.

We will rely primarily upon cash flows from operations and additional financing transactions to fund our liquidity and capital requirements for 2009. We have access to four revolving credit facilities, which as of December 31, 2008 had total combined capacities of approximately $2.6 billion and availability of approximately $1.4 billion. These facilities are used principally as back-stops for commercial paper programs. Given that we expect to continue to pursue expansion opportunities through 2009 as well as over the next several years and also given the normal scheduled maturities of our existing debt instruments, capital resources will continue to include significant long-term borrowings. We remain committed to maintaining a capital structure and liquidity profile that continues to support an investment-grade credit rating and therefore will continue to monitor market requirements and our available liquidity and make adjustments to these long-term plans as needed.

The Offering

Common stock offered	28,000,000 shares

Shares outstanding after this offering	639,114,036 shares(1)

Use of proceeds	We estimate that our net proceeds from this offering without exercise of the overallotment option will be approximately $389 million. We expect to use the net proceeds of this offering to fund capital expenditures and for other general corporate purposes. Pending the use of proceeds for such purposes, we expect to use the net proceeds to repay commercial paper and other short-term borrowings as they mature or invest them temporarily in short-term marketable securities.

Risk factors	Please read “Risk Factors” and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	SE

(1)	The number of shares outstanding after the offering is based on 611,114,036 shares outstanding as of February 5, 2009 and excludes shares of common stock potentially issuable upon the exercise of stock options, which as of December 31, 2008, included 12,846,807 shares potentially issuable upon the exercise of outstanding stock options at a weighted average price of $25.45 and 32,785,868 shares of common stock reserved for issuance under our stock compensation plans. If the overallotment option is exercised in full, we will issue and sell an additional 4,200,000 shares of our common stock.

Summarized Historical Financial Data

The following tables set forth summarized historical financial data as of the dates and for the periods indicated. The financial data as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and is incorporated by reference into this prospectus supplement. The financial data as of September 30, 2008 and for each of the nine months ended September 30, 2008 and 2007 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended on September 30, 2008, which has been filed with the SEC and is incorporated by reference into this prospectus supplement. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. The results for the interim periods are not necessarily indicative of results for a full year. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

	Nine months ended September 30,		Years ended December 31,
	2008	2007	2007	2006		2005
	(in millions, except per share amounts)
Operating Revenues	$3,813	$3,317	$4,742	$4,532		$9,454

Operating Expenses
Operating costs and expenses	2,232	1,899	2,788	2,845		7,512
Depreciation and amortization	437	382	525	489		611

Total operating expenses	2,669	2,281	3,313	3,334		8,123

Gains on Sales of Other Assets and Other, net	32	6	13	47		522

Operating Income	1,176	1,042	1,442	1,245		1,853

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	725	394	596	609		355
Other income and expenses, net	30	37	53	127		1,313

Total other income and expenses	755	431	649	736		1,668

Interest Expense	470	467	633	605		675
Minority Interest Expense	46	41	71	45		511

Earnings From Continuing Operations Before Income Taxes	1,415	965	1,387	1,331		2,335
Income Tax Expense From Continuing Operations	453	312	443	395		926

Income From Continuing Operations	962	653	944	936		1,409
Income (Loss) From Discontinued Operations, net of tax	(4)	17	13	308		(731)

Income Before Extraordinary Items	958	670	957	1,244		678
Extraordinary Items, net of tax	—	(4)	—	—		(4)

Net Income	$958	$666	$957	$1,244		$674

Common Stock Data
Weighted-average shares outstanding
Basic	626	632	632	n/a	(a)	n/a (a)
Diluted	629	635	635	n/a		n/a
Earnings per share—total
Basic	$1.53	$1.05	$1.51	n/a		n/a
Diluted	1.52	1.05	1.51	n/a		n/a

(a)	Not applicable

	September 30, 2008	December 31,
		2007	2006
	(in millions)
Total Assets	$23,507	$22,970	$20,345
Total Debt	10,503	9,398	8,625
Minority Interests	701	806	565
Total Stockholders’ Equity	6,421	6,857	5,639

	Nine months ended September 30,		Years ended December 31,
	2008	2007	2007	2006	2005
	(in millions)
Net Cash Provided by Operating Activities	$1,396	$852	$1,467	$694	$1,069
Net Cash Provided by (Used In) Investing Activities	(1,564)	(1,117)	(1,544)	1,569	1,241
Net Cash Provided by (Used In) Financing Activities	354	39	(191)	(2,454)	(2,341)

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below and in the section captioned “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which has been filed with the SEC and is incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including filings made with the SEC subsequent to the date of this prospectus supplement, before making an investment decision. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Reductions in demand for natural gas and low market prices of commodities adversely affect our operations and cash flows.

Our regulated businesses are generally economically stable and are not significantly affected in the short-term by seasonal temperature variations and changing commodity prices. However, all of our businesses can be negatively affected in the long term by sustained downturns or sluggishness in the economy, which could affect long-term demand and market prices for natural gas and NGLs all of which are beyond our control and could impair the ability to meet long-term goals.

Most of our revenues are based on regulated tariff rates, which include the recovery of certain fuel costs. However, lower overall economic output would cause a decline in the volume of natural gas transported and distributed or gathered and processed at our plants, resulting in lower earnings and cash flows. This decline would primarily affect distribution revenues in the short term. Transmission revenues could be affected by long-term economic declines that could result in the non-renewal of long-term contracts at time of expiration. Lower demand for natural gas and lower prices for natural gas and NGLs could result from multiple factors that affect the markets where we operate, including:

•	weather conditions, including abnormally mild winter or summer weather that cause lower energy usage for heating or cooling purposes, respectively;

•	supply of and demand for energy commodities, including any decreases in the production of natural gas which could negatively affect our processing business due to lower throughput;

•	capacity and transmission service into, or out of, our markets; and

•	petrochemical demand for NGLs.

The lack of availability of natural gas resources may cause customers to seek alternative energy resources, which could materially adversely affect our revenues, earnings and cash flows.

Our natural gas businesses are dependent on the continued availability of natural gas production and reserves. Prices for natural gas, regulatory limitations, or a shift in supply sources could adversely affect development of additional reserves and production that are accessible by our pipeline, gathering, processing and distribution assets. Lack of commercial quantities of natural gas available to these assets could cause customers to seek alternative energy resources, thereby reducing their reliance on our services, which in turn would materially adversely affect our revenues, earnings and cash flows.

Investments and projects located in Canada expose us to fluctuations in currency rates that may adversely affect our results of operations, cash flows and compliance with debt covenants.

We are exposed to foreign currency risk from investments and operations in Canada. As of December 31, 2008, a $0.01 devaluation in the currency exchange rate of the Canadian dollar would result in an estimated loss on the translation of Canadian currency earnings of $3 million in 2009. Also as a result of such devaluation, the consolidated balance sheet would be negatively affected through the cumulative translation adjustment in accumulated other comprehensive income. In addition, we maintain credit facilities that typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of total capital for us or of a specific subsidiary. Failure to maintain these covenants could preclude us from issuing commercial paper or letters of credit or borrowing under our revolving credit facilities and could require other affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements which could adversely affect cash flow or restrict business. Foreign currency fluctuations have a direct impact on these types of financial covenants.

Natural gas gathering and processing operations are subject to commodity price risk which could result in losses in our earnings and reduced cash flows.

We have gathering and processing operations that consist of contracts to buy and sell commodities, including contracts for natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash. We are primarily exposed to market price fluctuations of NGL prices in the Field Services segment and to frac-spreads in the Empress operations in Canada. Since NGL prices historically track crude oil prices, we disclose our NGL price sensitivities in terms of crude oil price changes. Based on a sensitivity analysis as of December 31, 2008, at our forecasted NGL-to-oil price relationships, a $1.00 per barrel move in oil prices would affect our annual pre-tax earnings by approximately $11 million in 2009. However, NGL prices lagged oil prices during oil’s unprecedented upward price movement in the first half of 2008. Assuming crude oil prices average approximately $50 per barrel, each 1% change in the price relationship between NGLs and crude oil would change our annual pre-tax earnings by approximately $8 million. At crude oil prices above $50 per barrel, the impact of a 1% change in the NGL-to-oil price relationship would increase, and at crude oil prices below $50 per barrel, the impact of a 1% change in the NGL-to-oil price relationship would decrease.

With respect to the frac-spread risk related to Empress processing and NGL marketing activities in western Canada, as of December 31, 2008, a $0.50 change in the difference between the Btu-equivalent price of propane (used as a proxy for Empress’ NGL production) and the price of natural gas in Alberta, Canada would affect our pre-tax earnings by approximately $16 million on an annual basis in 2009.

These hypothetical calculations consider estimated production levels, but do not consider other potential effects that might result from such changes in commodity prices. The actual effect of commodity price changes on our earnings could be significantly different than these estimates.

Our business is subject to extensive regulation that affects our operations and costs.

Our U.S. assets and operations are subject to regulation by federal, state and local authorities, including regulation by the Federal Energy Regulatory Commission, or FERC, and by various authorities under federal, state and local environmental laws. Our natural gas assets and operations in Canada are also subject to regulation by federal, provincial and local authorities including the NEB and the Ontario Energy Board and by various federal and provincial authorities under environmental laws. Regulation affects almost every aspect of our business, including, among other things, the ability to determine terms and rates for services provided by some of our businesses, make acquisitions, construct, expand and operate facilities, issue equity or debt securities, and pay dividends.

In addition, regulators in both the U.S. and Canada have taken actions to strengthen market forces in the gas pipeline industry, which have led to increased competition. In a number of key markets, natural gas pipeline and storage operators are facing competitive pressure from a number of new industry participants, such as alternative suppliers as well as traditional pipeline competitors. Increased competition driven by regulatory changes could have a material effect on our business, earnings, financial condition and cash flows.

Execution of our capital projects subjects us to construction risks, increases in labor and material costs and other risks that may adversely affect our financial results.

A significant portion of our growth is accomplished through the construction of new pipelines and storage facilities as well as the expansion of existing facilities. Construction of these facilities is subject to various regulatory, development, operational and market risks, including:

•	the ability to obtain necessary approvals and permits by regulatory agencies on a timely basis and on acceptable terms;

•	the availability of skilled labor, equipment, and materials to complete expansion projects;

•	potential changes in federal, state and local statutes and regulations, including environmental requirements, that prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on our ability to acquire rights-of-way or land rights on a timely basis and on acceptable terms;

•

the ability to construct projects within anticipated costs, including the risk of cost overruns resulting from inflation or increased costs of equipment, materials or labor, weather, geologic conditions or other factors beyond our control, that may be material; and

•	general economic factors that affect the demand for natural gas infrastructure.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. As a result, new facilities may not achieve their expected investment return, which could adversely affect our results of operations, financial position or cash flows.

Gathering and processing, transmission and storage, and distribution activities involve numerous risks that may result in accidents or otherwise affect our operations.

There are a variety of hazards and operating risks inherent in natural gas gathering and processing, transmission and storage, and distribution activities, such as leaks, explosions and mechanical problems that could cause substantial financial losses. In addition, these risks could result in significant injury, loss of human life, significant damage to property, environmental pollution and impairment of operations, any of which could result in substantial losses. For pipeline and storage assets located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damage resulting from these risks could be greater. We do not maintain insurance coverage against all of these risks and losses, and any insurance coverage we might maintain may not fully cover the damages caused by those risks and losses. Therefore, should any of these risks materialize, it could have a material adverse effect on our business, earnings, financial condition and cash flows.

We are subject to numerous environmental laws and regulations, compliance with which requires significant capital expenditures, can increase our cost of operations, and may affect or limit our business plans, or expose us to environmental liabilities.

We are subject to numerous environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations can result in increased capital, operating and other costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Compliance with environmental laws and regulations can require significant expenditures, including expenditures for cleanup costs and damages arising out of contaminated properties, and failure to comply with environmental regulations may result in the imposition of fines, penalties and injunctive measures affecting our operating assets. In addition, changes in environmental laws and regulations or the enactment of new environmental laws or regulations could result in a material increase in our cost of compliance with such laws and regulations. We may not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operating assets or development projects. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain or comply with them or if environmental laws or regulations change and become more stringent, the operation of facilities or the development of new facilities could be prevented, delayed or become subject to additional costs. No assurance can be made that the costs that will be incurred to comply with environmental regulations in the future will not have a material adverse effect.

While Canada is a signatory to the United Nations-sponsored Kyoto Protocol, which prescribes specific targets to reduce greenhouse gas, or GHG, emissions for developed countries for the 2008-2012 period, the Canadian federal government has confirmed it will not achieve the targets within the timeframes specified. Instead, the federal government in 2008 outlined a regulatory framework mandating GHG reductions from large final emitters. The framework requires GHG emissions intensity reductions of 18% beginning in 2010, with further reductions of 2% per year thereafter. Regulatory design details from the Government of Canada associated with the framework remain forthcoming. We expect a number of our assets and operations will be affected by pending federal climate change regulations but the materiality of any potential compliance costs is unknown at this time as the final form of the regulation and compliance options has yet to be determined by policymakers.

In 2007, the Province of Alberta adopted legislation which requires existing large emitters (facilities releasing 100,000 tons or more of GHG emissions annually) to reduce their annual emissions intensity by 12% beginning July 1, 2007. In 2008, two of our facilities were subject to this regulation. The regulation has not had a material impact on our consolidated results of operations, financial position or cash flows.

Due to the substantial uncertainty of the Canadian federal and provincial policies, we cannot estimate the potential effects of GHG regulation in Canada on business, earnings, financial condition and cash flows. When policies become sufficiently certain to support a meaningful assessment, we will do so.

We are involved in numerous legal proceedings, the outcome of which are uncertain, and resolutions adverse to us could negatively affect our results of operations, financial condition and cash flows.

We are subject to numerous legal proceedings. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters with assurance. It is reasonably possible that the final resolution of some of the matters in which we are involved could require additional expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that could have a material effect on our cash flows and results of operations.

We rely on access to short-term money markets and longer-term capital markets to finance capital requirements and support liquidity needs, and access to those markets can be adversely affected, particularly if we or our rated subsidiaries are unable to maintain an investment-grade credit rating, which could adversely affect our cash flows or restrict business.

Our business is financed to a large degree through debt. The maturity and repayment profile of debt used to finance investments often does not correlate to cash flows from assets. Accordingly, we rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flows from operations and to fund investments originally financed through debt. Our senior unsecured long-term debt is currently rated investment-grade by various rating agencies. If the rating agencies were to rate us or our rated subsidiaries below investment-grade our borrowing costs would increase, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

We maintain revolving credit facilities to provide back-up for commercial paper programs for borrowings and/or letters of credit at various entities. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital for the specific entity. Failure to maintain these covenants at a particular entity could preclude that entity from issuing commercial paper or letters of credit or borrowing under the revolving credit facility and could require other affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements which could adversely affect cash flow or restrict businesses. Furthermore, if our short-term debt rating were to be below tier 2 (e.g. A-2/P-2, S&P and Moody’s, respectively), access to the commercial paper market could be significantly limited although this would not affect our ability to draw under the credit facilities.

If we are not able to access capital at competitive rates, our ability to finance operations and implement our strategy may be adversely affected. Restrictions on our ability to access financial markets may also affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth. Any downgrade or other event negatively affecting the credit ratings of our subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could increase our need to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

Conditions in the general credit markets have deteriorated since the third quarter of 2008, with widening credit spreads and a lack of liquidity, including certain debt markets being substantially closed. There can be no assurances that this credit crisis will not worsen or impact the availability and cost of debt financing, including with respect to any refinancings of the obligations described above.

We may be unable to secure long-term transportation agreements, which could expose our transportation volumes and revenues to increased volatility.

In the future, we may be unable to secure long-term transportation agreements for our gas transmission business as a result of economic factors, lack of commercial gas supply to our systems, increased competition or changes in regulation. Without long-term transportation agreements, our revenues and contract volumes would be exposed to increased volatility. The inability to secure these agreements would materially adversely affect our business, earnings, financial condition and cash flows.

Market based natural gas storage operations are subject to commodity price volatility which could result in variability in our earnings and cash flows.

We have market based rates for some of our storage operations and sell our storage services based on natural gas market spreads and volatility. If natural gas market spreads or volatility deviate from historical norms or there is significant growth in the amount of storage capacity available to natural gas markets relative to demand, our approach to managing our market-based storage contract portfolio may not protect us from significant variations in storage revenues.

Native land claims have been asserted in British Columbia and Alberta which could affect future access to public lands, the success of which claims could have a significant adverse affect on natural gas production and processing.

Certain aboriginal groups have claimed aboriginal and treaty rights over a substantial portion of public lands on which our facilities in British Columbia and Alberta, and the gas supply areas served by those facilities, are located. The existence of these claims, which range from the assertion of rights of limited use to aboriginal title, has given rise to some uncertainty regarding access to public lands for future development purposes. Such claims, if successful, could have a significant adverse effect on natural gas production in British Columbia and Alberta which could have a material adverse effect on the volume of natural gas processed at our facilities and of NGLs and other products transported in the associated pipelines. We cannot predict the outcome of these claims or the effect they may ultimately have on our business and operations.

Protecting against potential terrorist activities requires significant capital expenditures and a successful terrorist attack could adversely affect our business.

Acts of terrorism and any possible reprisals as a consequence of any action by the United States and its allies could be directed against companies operating in the United States. This risk is particularly great for companies, like ours, operating in any energy infrastructure industry that handles volatile gaseous and liquid hydrocarbons. The potential for terrorism has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, we may experience increased capital and operating costs to implement increased security for our facilities and pipelines, such as additional physical facility and pipeline security, and additional security personnel. Moreover, any physical damage to high profile facilities resulting from acts of terrorism may not be covered, or covered fully, by insurance. We may be required to expend material amounts of capital to repair any facilities, the expenditure of which could adversely affect our cash flows and business.

Poor investment performance of our pension plan holdings and other factors affecting pension plan costs could unfavorably affect our earnings, financial position and liquidity.

Our costs of providing non-contributory defined benefit pension plans are dependent upon a number of factors, such as the rates of return on plan assets, discount rates, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation and our required or voluntary contributions made to the plans. Without sustained growth in the pension plan investments over time to increase the value of our plan assets, and depending upon the other factors impacting our costs as listed above, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material effect on our earnings and cash flows.

Risks Related to Our Common Stock

The price of our common stock may be volatile, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations and may decline below the offering price. This may make it difficult for you to resell the common stock when you want or at prices you find attractive. Among the factors that could affect the price of our common stock are:

•	our operating and financial performance and prospects;

•	variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;

•	changes in revenue or earnings estimates;

•	publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock by stockholders;

•	actions by institutional investors;

•	fluctuations in commodity prices;

•	general market conditions; and

•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

Since mid-2008, stock markets have experienced extreme volatility that has at times been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

Future sales or issuances of common stock may dilute the ownership interest of existing stockholders. Such dilution may adversely affect the trading price of our common stock.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to acquire assets or companies, to increase our capital, to adjust our ratio of debt to equity, or in connection with our incentive and stock option plans. Any issuance of equity securities after this offering could dilute the interests of our existing stockholders and could substantially affect the trading price of our common stock.

We may issue preferred stock with rights senior to our common stock.

Our certificate of incorporation authorizes the issuance of shares of preferred stock without stockholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock, which may adversely affect the value of your shares of common stock. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Provisions in our charter documents or Delaware law may inhibit a takeover, which could adversely affect the value of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware corporate law contain provisions that could delay or prevent a change of control or changes in our board of directors or management that a stockholder might consider favorable. These provisions will apply even if the change may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. Please read “Description of Capital Stock” beginning on page 6 of the accompanying prospectus for a description of these provisions.

USE OF PROCEEDS

We will receive aggregate net proceeds of approximately $389 million from our sale of 28,000,000 shares of our common stock in this offering at the public offering price of $14.35 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. If the underwriters exercise their overallotment option in full, we will receive aggregate net proceeds of approximately $448 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. We expect to use the net proceeds of this offering to fund capital expenditures and for other general corporate purposes. Pending the use of proceeds for such purposes, we expect to use the net proceeds to repay commercial paper and other short-term borrowings as they mature or invest them temporarily in short-term marketable securities. Borrowings from the commercial paper and other short-term borrowings we intend to repay were used primarily for capital expenditures. The weighted average interest rate and maturity of such commercial paper and other short-term borrowings as of February 6, 2009 was 1.72% and eight days, respectively.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2008:

•	on a historical basis; and

•

on an as adjusted basis to reflect the consummation of the sale of 28,000,000 shares of our common stock in this offering at the public offering price of $14.35 per share, after deducting the underwriting discount and estimated offering expenses, and the use of proceeds to repay commercial paper and other short-term borrowings as described under “Use of Proceeds.” We expect to incur borrowings under our commercial paper program or other borrowings to fund our capital expenditures as needed.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference into this prospectus supplement. Principal amounts for subsidiary long-term debt issued in Canadian dollars have been converted to U.S. dollar equivalents using the exchange rate in effect at September 30, 2008.

	As of September 30, 2008
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents	$281	$281

Long-term debt, including current maturities	$9,590	$9,590
Short-term borrowings and commercial paper	913	524
Fair value hedge carrying value adjustment	11	11
Capitalized leases	1	1
Unamortized debt discount	(12)	(12)

Total debt	10,503	10,114
Minority interests	701	701
Stockholders’ equity
Preferred stock, $0.001 par, 22 million shares authorized, no shares outstanding	—	—
Common stock, $0.001 par, 1 billion shares authorized, 611 million and 639 million shares outstanding actual and as adjusted, respectively	1	1
Additional paid-in capital	4,098	4,487
Retained earnings	882	882
Accumulated other comprehensive income	1,440	1,440

Total stockholders’ equity	6,421	6,810

Total capitalization	$17,625	$17,625

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “SE.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter since shares of our common stock began trading on the New York Stock Exchange in January 2007.

	High	Low
Fiscal year ending December 31, 2009:
First Quarter (through February 10, 2009)	$17.47	$13.80

Fiscal year ended December 31, 2008:
Fourth Quarter	23.77	13.36
Third Quarter	29.13	22.00
Second Quarter	29.18	22.67
First Quarter	26.26	21.41

Fiscal year ended December 31, 2007:
Fourth Quarter	26.34	23.98
Third Quarter	27.73	21.24
Second Quarter	27.34	24.89
First Quarter	30.00	23.55

On February 10, 2009, the last sale price of our common stock as reported by the New York Stock Exchange was $14.65 per share. On that date, there were approximately 154,200 holders of record. We believe we have approximately 450,000 beneficial owners of our common stock.

DIVIDEND POLICY

The following table sets forth the amount of dividends per share declared on our common stock during the two years ended December 31, 2008:

	2008	2007
Fourth Quarter	$0.25	$0.22
Third Quarter	0.25	0.22
Second Quarter	0.23	0.22
First Quarter	0.23	0.22

On January 5, 2009, we declared a quarterly cash dividend on our common stock of $0.25 per share. The dividend is payable on March 16, 2009 to stockholders of record at the close of business on February 13, 2009.

We did not pay any cash dividends in 2006, which was prior to our spin-off from Duke Energy Corporation. Currently, we anticipate an average dividend payout ratio of approximately 60% of our anticipated annual net income per share of common stock. The declaration and payment of dividends are subject to the sole discretion of our board of directors and depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. Holder” generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. Holder in light of that non-U.S. Holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. Holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment;

•	persons that own or are deemed to own, directly, indirectly, or constructively, more than 5% of our common stock for U.S. federal income tax purposes; and

•	certain U.S. expatriates.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

Dividends

In general, any distributions we make to a non-U.S. Holder with respect to its shares of our common stock that constitute a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. Holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. Holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder);

•	the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder’s holding period of our common stock. We have not determined whether we are or have been a USRPHC for U.S. federal income tax purposes. If we are or become a USRPHC at a relevant time, a non-U.S. Holder who at no time directly, indirectly, or constructively, owned more than 5% of the common stock generally would not be subject to U.S. federal income tax on the disposition of the common stock, provided that the common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S Holder resides or is established.

A non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder, unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the Internal Revenue Service and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Information reporting will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	7,000,000
Morgan Stanley & Co. Incorporated	5,600,000
UBS Securities LLC	5,600,000
Deutsche Bank Securities Inc.	2,800,000
Wachovia Capital Markets, LLC	2,800,000
SunTrust Robinson Humphrey, Inc.	2,520,000
J.P. Morgan Securities Inc.	1,120,000
Macquarie Capital Markets North America Ltd.	560,000

Total	28,000,000

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.2583 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$14.35	$401,800,000	$462,070,000
Underwriting discount	$.4305	$12,054,000	$13,862,100
Proceeds, before expenses, to us	$13.9195	$389,746,000	$448,207,900

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 4,200,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “SE.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch Website is not part of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Some of the underwriters or their affiliates are lenders under our credit facilities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. It is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set out in it and has no responsibility for it. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorised financial adviser.

EXPERTS

The consolidated financial statements of Spectra and its subsidiaries, the related financial statement schedule, incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to the adoption of new accounting standards and the completion of our spin-off from Duke Energy Corporation on January 2, 2007, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC, as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated into this prospectus supplement by reference from Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

LEGAL MATTERS

The validity of the issuance of common stock will be passed upon for us by Patrick J. Hester, Vice President and General Counsel. Mr. Hester is our employee and owns shares of our common stock (including shares held under employee benefit plans) and holds options under our employee stock option plans. None of such shares or options were granted in connection with this offering. Certain legal matters with respect to the offering of the common stock will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Certain legal matters with respect to the issuance of common stock will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Certain attorneys of Skadden, Arps, Slate, Meagher & Flom LLP own shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act (Commission File No. 001-33007). Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. We maintain an Internet website at http://www.spectraenergy.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet website is not incorporated into this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2007 filed February 29, 2008 and March 20, 2008, respectively;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed May 9, 2008, August 8, 2008 and November 7, 2008, respectively; and

•

Current reports on Form 8-K filed February 6, 2008, February 29, 2008, March 10, 2008, April 10, 2008, June 30, 2008 (as amended on August 29, 2008), July 16, 2008, September 2, 2008, September 9, 2008, October 17, 2008, November 7, 2008 (reporting matters under Items 5.02 and 9.01 of Form 8-K) and December 4, 2008 (as amended on December 16, 2008).

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

c/o Investor Relations Department

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

PROSPECTUS

SPECTRA ENERGY CORP

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock; and

•	warrants to purchase equity securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before making your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

See “Risk Factors” beginning on page 6 regarding the risks associated with an investment in these securities.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is quoted on the New York Stock Exchange, or the NYSE, under the trading symbol “SE.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2008

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Spectra Energy” “we,” “our,” or “us” refer to Spectra Energy Corp, and its direct and indirect subsidiaries.

i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “will,” or other similar words. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, those factors set forth in the section entitled “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 29, 2008 as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industry;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including any potential affects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	the results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop domestic and international pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of common stock, preferred stock, and warrants, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Spectra Energy Corp files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services, over the Internet at the SEC’s website at http://www.sec.gov and under the heading “Investors/Publications” on our corporate website at www.spectraenergy.com.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities. You may inspect the registration statement, exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Spectra Energy	Period
Annual Report on Form 10-K and Form 10-K/A	Year Ended December 31, 2007 filed on February 29, 2008 and March 20, 2008, respectively

Current Reports on Form 8-K	Filed February 6, 2008
Filed February 29, 2008
Filed March 10, 2008

Description of Capital Stock	Contained in the section entitled “Description of Capital Stock” in the Information Statement contained in Spectra Energy Corp’s Registration Statement on Form 10 (File No. 1-33007) initially filed on September 7, 2006, as amended by Amendment No. 1 on October 20, 2006, Amendment No. 2 on November 16, 2006 and Amendment No. 3 on December 6, 2006, and revised by Spectra Energy’s Current Report on Form 8-K (File No. 1-33007), dated December 14, 2006.

We also incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Attention: Investor Relations Department

You may also obtain these documents from our website at www.spectraenergy.com or at the SEC’s Internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “SE” in the ticker symbol field.

THE COMPANY

We, through our subsidiaries and equity affiliates, own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For close to a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We operate in three key areas of the natural gas industry: transmission and storage, distribution, and gathering and processing. Based in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the Eastern and Southeastern United States, the Maritimes Provinces in Canada and the Pacific Northwest in the United States and Canada, and in the province of Ontario in Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in Western Canada. We also have a 50% ownership in DCP Midstream, LLC, or DCP Midstream, one of the largest natural gas gatherers and processors in the United States, based in Denver, Colorado. Our operations are subject to various federal, state, provincial and local laws and regulations.

Our natural gas pipeline systems consist of approximately 18,000 miles of transmission pipelines. For 2007, our proportional throughput for our pipelines totaled 3,642 trillion British thermal units, or TBtu, compared to 3,260 TBtu in 2006. These amounts include throughput on wholly-owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not wholly-owned. Our storage facilities provide approximately 272 billion cubic feet of storage capacity in the United States and Canada.

In July 2007, we completed the initial public offering of Spectra Energy Partners, LP, or Spectra Partners, a newly formed, midstream energy master limited partnership which is part of our U.S. Transmission segment. Spectra Energy retained an 83% equity interest in Spectra Partners. Spectra Partners is a separate, publicly traded entity which trades on the New York Stock Exchange under the symbol “SEP.”

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. We were incorporated in 2006 and are a Delaware corporation. Our telephone number is (713) 627-5400.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Provided below is the ratio of earnings to fixed charges for Spectra Energy for each of the past five years. The ratio of earnings to fixed charges for Spectra Energy is calculated using the SEC guidelines.(a)

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in millions)
Earnings as defined for fixed charges calculation
Pretax income (loss) from continuing operations(b)(c)	$862	$767	$2,492	$685	$(615)
Add:
Fixed charges	691	759	878	1,135	1,243
Distributed income of equity investees	656	860	472	140	263
Deduct:
Preference security dividend requirements of consolidated subsidiaries	30	27	27	31	102
Interest capitalized(d)	18	35	41	36	46

Total earnings (as defined for the Fixed Charges calculation)	$2,161	$2,324	$3,774	$1,893	$743

Fixed charges:
Interest on debt, including capitalized portions	$651	$718	$827	$1,080	$1,117
Estimate of interest within rental expense	10	14	24	24	24
Preference security dividend requirements of consolidated subsidiaries	30	27	27	31	102

Total fixed charges	$691	$759	$878	$1,135	$1,243

Ratio of earnings to fixed charges(c)	3.1	3.1	4.3	1.7	(e	)

(a)	Certain prior year Consolidated Statements of Operations amounts above have been adjusted for businesses reclassified to discontinued operations during 2006.
(b)	Excludes minority interest expenses and income or loss from equity investees.
(c)	Includes pre-tax gains on the sale of TEPPCO GP, Inc. and TEPPCO Partners, L.P. of approximately $0.9 billion, net of minority interest, in 2005.
(d)	Excludes equity costs related to AFUDC that are included in Other Income and Expenses in the Consolidated Statements of Operations.
(e)	Earnings were inadequate to cover fixed charges by $500 million for the year ended December 31, 2003.

RISK FACTORS

An investment in the securities involves risks. Before purchasing any securities we offer, you should carefully consider the “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 29, 2008, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, and warrants (the “Securities”) that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation referred to herein as our “certificate of incorporation” and our amended and restated by-laws, referred to herein as our “by-laws.”

General

The total number of authorized shares of our capital stock is one billion shares of common stock, par value $0.001 per share, and 22 million shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. Directors are elected by a plurality of the votes cast by shares entitled to vote. Other matters to be voted on by our shareholders must be approved by a majority of the votes cast on the matter by the holders of common stock present in person or represented by proxy, voting together as a single voting group at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock. Approval of an amendment to our certificate of incorporation, a merger, a share exchange, a sale of all our property or a dissolution must be approved by a majority of all votes entitled to be cast by the holders of common stock, voting together as a single voting group. Holders of our common stock will not have the right to cumulate votes in elections of directors.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to their proportionate share of any assets in accordance with each holder’s holdings remaining after payment of liabilities and any amounts due to other claimants, including the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert or exchange their common stock into any other securities. No redemption or sinking fund provisions will apply to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the separation will be, fully paid and non-assessable.

Holders of common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without shareholder approval, to issue up to twenty-two million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without shareholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

Business Combinations

We are governed by Section 203 of the DGCL. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder. The shareholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of shareholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder; or

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested shareholder; or

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any of its stock to the interested shareholder; or

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested shareholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested shareholder” to effect various business combinations with a corporation for a three-year period, although the shareholders may, by adopting an amendment to the corporation’s certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption.

Our certificate of incorporation and by-laws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder.

Classified Board of Directors

Our certificate of incorporation provides for our board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under Section 141 of the DGCL, directors serving on a classified board can only be removed for cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our common shares.

The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

We believe that a classified board will help to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

We expect that Class I directors will have a term expiring in 2010. We expect that Class II directors will have an initial term expiring in 2008 and Class III directors will have an initial term expiring in 2009. After the separation, we expect our board will consist of 10 directors.

After the initial term of each class, our directors will serve three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Our by-laws further provide that generally, vacancies resulting from newly created directorships in our board may only be filled by the vote of a majority of our board provided that a quorum is present and any director so chosen will hold office until the next election of the class for which such director was chosen. Other vacancies may be filled by a majority even if no quorum is present or by the sole remaining member.

Shareholder Action; Special Meetings

Our certificate of incorporation provides that shareholder action only can be taken at an annual or special meeting of shareholders except that shareholder action by written consent can be taken if the consent is signed by all the holders of our issued and outstanding capital stock entitled to vote thereon. Our by-laws provide that, except as otherwise required by law, special meetings of the shareholders can only be called by the chairman of our board or by a majority of our directors by resolution.

Quorum at Shareholder Meetings

The holders of not less than a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, shall constitute a quorum at all shareholder meetings.

Shareholder Proposals

At an annual meeting of shareholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a shareholder.

To be timely, a shareholder’s notice of business to be brought before the meeting must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days prior to the date of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the prior annual meeting, the shareholder’s notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A shareholder’s notice must set forth, among other things, as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business proposed to be brought before the meeting and the reason for conducting such business;

•	the name and record address of such shareholder;

•	the class or series and number of shares that are owned of record and beneficially by the shareholder proposing the business; and

•	if a such shareholder intends to solicit proxies in support of such proposal, a representation to such effect.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board or otherwise properly brought before the meeting by or at the direction of the board.

Nomination of Candidates for Election to Our Board

Under our by-laws, only persons who are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the shareholders by or at the direction of our board or a committee of our board, or properly nominated by a shareholder. To properly nominate a director, a shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days prior to the date of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the prior annual meeting, the shareholders notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

In the event of a special meeting, to be timely a shareholder’s notice must be received not earlier than 90 days prior nor later than 60 days prior to such meeting, or ten business days following public announcement of the date of the special meeting.

To be in proper written form, such shareholder’s notice must include, among other things,

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board;

•	the consent of each nominee to serve as a director if so elected; and

•	if the stockholder intends to solicit proxies in support of such stockholder’s nominee(s), a representation to that effect.

Amendment of By-laws

Except as otherwise provided by law, our certificate of incorporation or our by-laws, our by-laws may be amended, altered or repealed at a meeting of the shareholders provided that notice of such amendment, alteration or appeal is contained in the notice of such meeting or a meeting of our board of directors.

All such amendments must be approved by either the holders of a majority of the common stock or by a majority of the entire board of directors then in office.

Amendment of the Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation, except as may be provided in the terms of any preferred stock, requires approval by the affirmative vote of both a majority of the members of our board then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of our certificate of incorporation relating to:

•	the classification of our board;

•	appointment of directors to fill vacancies; or

•	amendment of the certificate of incorporation;

requires approval by the affirmative vote of 80% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Common stockholders generally are not entitled to vote on any amendment to the certificate of incorporation that relates to the terms of one or more outstanding classes of preferred stock.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Under our certificate of incorporation, our board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock. The certificate of incorporation also provides that a director only may be removed from office for cause and only by an affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of all classes entitled to vote. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice only if consent in writing setting forth the action to be taken is signed by all the holders of our issued and outstanding capital stock entitled to vote in respect of such action.

Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. Shareholders are not entitled to call special meetings.

Our certificate of incorporation and by-laws provide for a classified board, which could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual shareholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock or for cause, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the classified board, number of directors and filling of vacancies and newly created directorships, the requirement that shareholders act at a meeting unless all shareholders agree in writing, and the inability of shareholders to call a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York.

NYSE Listing

Our shares of common stock are listed on The New York Stock Exchange, Inc. and trade under the ticker symbol “SE.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

The securities may be sold in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents (or remarketing agents, in the case of a remarketing); or

•	through a combination of any such methods of sales.

The applicable prospectus supplement will describe the terms under which the securities are offered, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, re-allowed or paid to dealers.

Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If underwriters participate in the sale of the securities, those underwriters will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase the securities will be subject to conditions, and the underwriter will be obligated to purchase all the securities offered, except that in some cases involving a default by an underwriter, less than all of the securities offered may be purchased. If the securities are sold through an agent, the applicable prospectus supplement will state the name and any commission that may be paid to the agent. Unless we state otherwise in the prospectus supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

Underwriters, dealers acting as principals and agents participating in a sale of the securities may be deemed to be underwriters as defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act, under agreements entered into with us.

Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, us or our affiliates in the ordinary course of their business.

The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Spectra Energy by William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant, or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, District of Columbia. As of March 10, 2008, Mr. Garner beneficially owned 3,150 shares of our common stock.

EXPERTS

The consolidated financial statements of Spectra Energy Corp and subsidiaries, the related financial statement schedule, incorporated in this prospectus by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC, as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this prospectus by reference from Amendment No. 1 to Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

28,000,000 Shares

Spectra Energy Corp

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Morgan Stanley

UBS Investment Bank

Deutsche Bank Securities

Wachovia Securities

SunTrust Robinson Humphrey

J.P.Morgan

Macquarie Capital Markets North America Ltd.

February 10, 2009